SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): December 20, 2005
                                                          (December 20, 2005)

                        TrustCo Bank Corp NY


              (Exact name of registrant as specified in its charter)

                               New York
                (State or other jurisdiction of incorporation)


        0-10592                                       14-1630287
     ------------------------                --------------------------------
     (Commission File Number)                (IRS Employer Identification No.)


              5 Sarnowski Drive, Glenville, New York 12302
              (Address of principal executive offices) (Zip Code)



     Registrant's telephone number, including area code: (518) 377-3311
                                                         --------------

TrustCo Bank Corp NY

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
---------   ------------------------------------------

The TrustCo Bank Corp NY (Nasdaq: TRST) (the "Company") Board of Directors approved the accelerated vesting of all currently outstanding unvested stock options ("Options") to purchase shares of common stock of TrustCo. These options were previously awarded to executive officers and employees under its 1995 and 2004 Stock Option Plans. By accelerating the vesting of these Options, the Company estimates that approximately $1.3 million of future compensation expense, net of taxes, will be eliminated.

Options to purchase 882,100 shares of the Company's common stock, which would otherwise have vested from time to time over the next four years, became immediately exercisable as a result of this action. The number of shares and exercise prices of the Options subject to the acceleration are unchanged. The remaining terms for each of the Options granted remain the same. The acceleration is effective as of December 20, 2005. The Company will seek consent from options holders of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option.

The accelerated Options included 749,500 Options held by executive officers and 132,600 Options held by other employees. Based on the Company's closing stock price of $12.76 price per share on the date of accelerated vesting, certain of the total accelerated Options have exercise prices below or above the closing market price at the time of acceleration. The accelerated Options have exercise prices as follows :

             Grant         Accelerated          Exercise
             Date          Vesting  Shares      Price
             ----          ---------------      -----
             2005           411,200             $12.15
             2004           394,500             $13.55
             2002            76,400             $11.83
                           --------
                            882,100

The decision to accelerate the vesting of these options, which the Company believes is in the best interest of its stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) in January 2006. Assuming that no holders of incentive stock options withhold consent for the acceleration, the Company estimated that approximately $1.3 million of future compensation expense, net of taxes, will be eliminated as a result of the acceleration of vesting. Should any of the option holders withhold consent for the vesting acceleration, then the Company would incur future expense associated with those Options over the remainder of the Options' original vesting schedule as of January 1, 2006 and the current estimated expense elimination for the Company would be reduced. Since the Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), it will report compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 financial statements in accordance with Financial Accounting Standards Board Statement No. 123 (Accounting for Stock-Based Compensation).

                               SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 20, 2005

                                         TrustCo Bank Corp NY
                                         (Registrant)


                                         By:/s/ Robert T. Cushing
                                         ----------------------------
                                            Robert T. Cushing
                                            Executive Vice President and
                                            Chief Financial Officer